EXHIBIT 10.24

[HEARME LETTERHEAD]

September 10, 2001

Michael Cottle
HearMe

Dear Mike,

    This letter documents decisions made by the HearMe Board of Directors with regard to your compensation during this challenging period of shutting down the Company. The goal of the Board of Directors is two-fold: 1) to retain you as the best person for the job of product sale and customer liability reduction in the hopes of providing the best possible return to the shareholders, and 2) to provide you an incentive to maximize the return to shareholders.

    The provisions of this agreement are as follows:

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  Your $50,000 retention bonus, reflected in the letter agreement between you and HearMe dated June 19, 2001 (the "June Letter"), will be paid out in 15 increments (subject to applicable tax withholding) on a weekly basis beginning August 24, 2001. This means that this bonus, rather than being payable in full based upon your remaining an employee in good standing with HearMe through November 30, 2001, will become payable incrementally as described in the preceding sentence assuming you remain an employee in good standing on each successive payment date. As stated in the June Letter, you will be entitled to the full amount of this bonus if (1) the Company undergoes a Change of Control (as defined in the June Letter) that closes prior to November 30, 2001 (in which case, you will receive any then-unpaid portion on the closing date of such transaction), or (2) the Company terminates your employment without Cause (as defined in the June Letter) prior to November 30, 2001 (in which case, you will receive any then-unpaid portion on the last day of your employment). If your employment terminates prior to November 30, 2001 under any circumstances other than the Company's terminating your employment without Cause, you will forfeit any portion of the bonus that remains unpaid following the final date of your employment.

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  You will be entitled to an additional cash bonus (which will be subject to applicable taxes and withholding) to be paid from the total cash in excess of $1.5 Million available for distribution to stockholders in connection with the liquidation of HearMe pursuant to Plan of Liquidation and Dissolution approved by the HearMe Board on August 10, 2001 (the "Liquidation"), after all obligations of the Company are met (the "Distributable Excess Assets"). Your bonus will equal to 5% of the Distributable Excess Assets and payment of this bonus (or proportionate amounts of this bonus) will be made to you at the same time distributions from the Distributable Excess Assets are made to the stockholders. If your employment terminates prior to any distribution date related to the Liquidation under any circumstances other than the Company's terminating your employment without Cause, you will forfeit any portion of this bonus relating to distributions following the final date of your employment. If the Company terminates your employment without Cause (including, but not limited to, in connection with the retention of a liquidation management company or the transfer of the Company's assets to a liquidating trust), you will continue to be entitled to the proportionate amount of this bonus on each distribution date related to the Liquidation. To the extent it is necessary to make any determination as to the amount of the Distributable Excess Assets, the Board of Directors or its Compensation Committee will make such determination in good faith and such determination will be binding upon you.

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  By way of example, pursuant to the foregoing paragraph, if an aggregate of $5,000,000 were available for distribution to stockholders pursuant to the Liquidation, then (i) the stockholders would receive the initial $1,500,000, (ii) the Distributable Excess Assets would equal $3,500,000,

    (iii) you would receive a bonus (less applicable withholding) of $175,000 and (iv) the stockholders would receive the remaining Distributable Excess Assets after payment of all similar bonus payments.

    You understand that your employment continues at all times to be on an at-will basis.

    Mike, I personally want to thank you for your commitment and dedication to your tasks. Throughout your time with HearMe you have consistently demonstrated an ability to perform effectively in the most challenging of situations.

Sincerely,
/s/ JAMES SCHMIDT	10-SEP-2001
James Schmidt CEO
AGREED TO AND ACCEPTED:
/s/ MICHAEL COTTLE Michael Cottle	9/10/01 Date